Exhibit 21.1

Operating Subsidiaries

Primus Telecommunications, Inc.	(Delaware)

PTGi International Carrier Services, Inc.	(Delaware)

Arbinet-thexchange HK Limited	(Hong Kong)

PTGi International Carrier Services Ltd.	(United Kingdom)

Pansend, LLC	(Delaware)

Non-Operating Subsidiaries

PTGi International Holding, Inc.	(Delaware)

PTGi International, Inc.	(Delaware)

PTGi IHC, Inc.	(Delaware)

Lingo Holdings, Inc.	(Delaware)

STSJ Overseas Telephone Company, Inc.	(Puerto Rico)

St. Thomas & San Juan Telephone Company, Inc.	(US Virgin Islands)

OTC Network Assets, Inc.	(Puerto Rico)

Arbinet Corporation	(Delaware)

Arbinet Communications, Inc.	(Delaware)

Arbinet-thexchange LTD	(United Kingdom)

Stubbs, Ltd	(Hong Kong)

Primus Telecommunications El Salvador SA de CV	(El Salvador)

PTGi –ICS Holdings Limited	(United Kingdom)

Primus Telecommunications Europe BV	(Netherlands)

Telegroup Italia S.r.l.	(Italy)

Delta One America Do Sul	(Brazil)

Primus Telecommunications AG	(Switzerland)

Primus Telecommunications S.r.1.	(Italy)

Primus Telecommunications Netherlands B.V.	(Netherlands)

Primus Nederland B.V.	(Netherlands)

PTI Telecom GmbH	(Austria)

Arbinet Services, Inc.	(Delaware)

Bell Fax, Inc.	(New Jersey)

Arbinet Managed Services, Inc.	(Delaware)

Arbinet Digital Media Corporation	(Delaware)

ANIP, Inc.	(Nevada)

HC2 Holdings 2, Inc.	(Delaware)